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                                                                   Exhibit 23.07




July 12, 1996



David Pierce
Frontier Exploration Company
3006 Highland Drive, Suite 206
Salt Lake City, UT 84106

Dear Mr. Pierce:

We hereby consent to the use of our name as having completed a detailed log analysis of the Gladysze #1 and Gladysze #2 wells and having reported that both wells appear to have encountered movable hydrocarbons, with eight percent or more effective porosity and calculated water saturations of less than 30%. This was based on the available log data. We hereby consent to being named as experts respecting such matters in the Registration Statement on Form S-1 to be filed by Frontier Oil Exploration Company May/June 1996.

Halliburton Energy Services does not guarantee the accuracy of any interpretation of the log data which may be given by Halliburton personnel. Except as provided in the Securities Act, Halliburton is not responsible except where due to gross negligence or willful misconduct for any loss, damages, or expenses resulting from the use thereof.

Sincerely,

/s/ Michael J. Mullen

Michael J. Mullen, P.E.
Technical Advisor